Exhibit 99.1
DynCorp International Re-Aligns Business Segments, Appoints New Executive
FALLS CHURCH, Va., Apr 06, 2009 (BUSINESS WIRE) — DynCorp International (NYSE:DCP) has reorganized its business segment structure to better align with strategic markets and maintain a streamlined infrastructure as a catalyst for growth. The new structure became effective April 4, 2009, the start of the 2010 fiscal year for DynCorp International.
Under the new alignment, the three prior business segments of International Security Services (ISS), Logistics and Construction Management (LCM) and Maintenance and Technical Support Services (MTSS) are realigned into three segments, two of which, Global Stabilization and Development Solutions (GSDS) and Global Platform Support Solutions (GPSS), are wholly-owned, and a third segment, Global Linguist Solutions (GLS), which is a 51% owned joint venture.
Mr. Tony Smeraglinolo, previously president of International Security Services since December 2008, is now president of Global Stabilization and Development Solutions. This segment provides international civilian police training, security and mentoring, infrastructure development, and operations and logistics support, including the LOGCAP IV contract.
Mr. Steven Schorer will assume the position of president of Global Platform Support Solutions (GPSS), effective April 13, 2009. The Global Platform Support Solutions segment includes the business operations previously under the MTSS segment, as well as the Company’s domestic and international aviation activities, including fire-fighting, specialty aviation and narcotics crop eradication.
Mr. Schorer joins DynCorp International following five years at DRS Technologies as president of the C4I segment, and more than 28 years of experience overall in the aerospace and defense industry, with L-3 Communications, Allied Signal Aerospace, Lockheed Missiles and Space, Raytheon, and Hughes Aircraft. He has a proven record of leading and growing businesses and a breadth of experience in general management, business development, and program management.
“I am very pleased to welcome Steven Schorer to our team. He has a background of stellar achievement, and his experience and ability perfectly complement our goals for GPSS under the new business alignment,” said DynCorp International President and Chief Executive Officer William L. Ballhaus. “This new structure better reflects our market focus and positions DynCorp International to achieve its goal of becoming the leading global government services provider.”
About DynCorp International
DynCorp International is a provider of specialized mission-critical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations, and logistics support. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.
SOURCE: DynCorp International
DynCorp International
Douglas Ebner, 571-722-0210
Copyright Business Wire 2009